Exhibit 99-B.8.48 SECOND AMENDMENT TO FUND PARTICIPATION AGREEMENT

WITNESSETH:

     WHEREAS, ING life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company) ("ILIAC"), OppenheimerFunds, Inc. (the "Adviser") and Oppenheimer Variable Account Funds (the "Fund") have entered into a Fund Participation Agreement dated March 11, 1997 and amended December 1, 1999; and

     WHEREAS, the parties reserved to themselves the right to amend the Agreement from time to time in a writing executed by the parties; and

       WHEREAS, the parties now desire to amend the Agreement as set forth below;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree that the Agreement shall be amended as follows.

     (1) All references to Aetna Life Insurance and Annuity Company ("ALIAC") are amended to ING Life Insurance and Annuity Company ("ILIAC").

(2)	Section 11 (b) is deleted and replaced with the following:

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:

ING Life Insurance and Annuity Company 151 Farmington Avenue Hartford, Connecticut 06156 Attn: Lisa S. Gilarde

To the Fund:

Oppenheimer Variable Account Fund c/o OppenheimerFunds, Inc. Two World Financial Center 225 Liberty Street, 11th Floor New York, NY 10281 Attn: General Counsel

With a copy to:

OppenheimerFunds, Inc. Two World Financial Center 225 Liberty Street, 11th Floor New York, NY 10281 Attn: General Counsel

        Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

      (3) Schedule B is amended to include the Oppenheimer Main Street Small Cap Fund®/VA.

     Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this second amendment by their duly authorized officers as of the 1st day of May, 2004.

ING LIFE INSURANCE AND ANNUITY		OPPENHEIMER VARIABLE ACCOUNT
COMPANY		FUNDS
By:	/s/ Laurie M. Tillinghast	By:	/s/ Brian W. Wixted

Name:	Laurie M. Tillinghast	Name:	Brian W. Wixted

Title:	Vice President	Title:	Treasurer

OPPENHEIMERFUNDS, INC.
By:	/s/ Christina M. Nasta

Name:	Christina M. Nasta

Title:	Vice President

Schedule B (Amended May 1, 2004)

Oppenheimer Capital Appreciation Fund/VA Oppenheimer Global Securities Fund/VA

Oppenheimer Main Street Fund®/VA (formerly Oppenheimer Growth & Income Fund/VA) Oppenheimer Main Street Small Cap Fund®/VA

Oppenheimer Strategic Bond Fund/VA